Exhibit 10.22
PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2009

Summary of Cash Compensation for
Directors of Peoples Bancorp Inc.

Members of the Board of Directors (the “Board”) of Peoples Bancorp Inc. (“Peoples”), other than Mark F. Bradley, receive a quarterly cash fee of $1,500 for their services.  In addition, directors, other than Mark F. Bradley, receive compensation of $1,250 for each meeting of the Board of Directors attended.

Directors are also compensated for each committee meeting they attend.  Upon review of Peer Group data for “per meeting fees” and compensation per director, on July 21, 2009, the Committee recommended the committee fees remain unchanged, which were approved by the Board:  (i) fees paid to members of the Executive Committee and the Governance and Nominating Committee are $300 for each committee meeting attended; and (ii) the fees paid to members of the Compensation Committee, the Audit Committee, and the Risk Committee are $600 for each committee meeting attended.

On April 23, 2009, the Board reviewed the fees paid to the Chairman of the Board as well as Chairman of the respective committees.  The Board approved a $2,500 quarterly fee to be paid to Peoples’ Chairman of the Board.  Additionally, the Board increased the quarterly fee paid to the Chairman of the Compensation Committee from $750 to $1,250.  Other quarterly fees paid to committee chairmen remain unchanged.  In addition to per meeting fees, the Chairman of the Audit Committee and the Chairman of the Risk Committee receive an additional cash fee of $1,250 quarterly.

Effective August 1, 2009, all directors of Peoples are also directors of Peoples Bank.  Directors receive compensation for their service as Peoples Bank directors in addition to compensation received for their service as directors of Peoples.  On July 21, 2009, the Committee recommended the following changes to the compensation received by each director of Peoples for their service as a director of Peoples Bank, effective August 1, 2009: (i) eliminating the $600 per quarter retainer fee; (ii) $500 fee paid for each regular meeting attended; (iii) eliminating the $300 fee for each Audit Committee meeting attended; (iv) $300 fee paid for each meeting attended by members of the Information Technology Committee and the Investment Committee; (v) the fees paid to members of the Loan Committee are $600 for each meeting attended; and  (vi) the members of the Trust Investment Committee are paid a retainer of $300 per quarter.

Mark F. Bradley received no compensation as a director of Peoples or Peoples Bank during 2009 and continues to receive none in either capacity.

Thomas J. Wolf also received $150 for each meeting of the Peoples Bank Kentucky/Huntington Leadership Advisory Board he attended, in addition to the previously-mentioned fees for his service as a director of Peoples.

Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $150 travel fee, which remained unchanged following the July 21, 2009 review.  A single travel fee of $150 is paid for multiple meetings occurring on the same day.  Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations.  Peoples believes these fees are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board of Directors and committee meetings are typically held.